Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of DeepGreenX Group Inc. (the “Company”) of our report dated July 11, 2025, May 13, 2025 and October 30, 2024, with respect to our audits of the consolidated financial statements of the Company as at December 31, 2024, 2023 and 2022, and for each of the three years in the period ended December 31, 2024, 2023 and 2022 which appear in such Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ J&S Associate PLT

Kuala Lumpur, Malaysia

July 14, 2025